Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

SPIRE GLOBAL, INC.

Spire Global, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law” or the “DGCL”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Spire Global, Inc. (the “Corporation”) and that the Corporation was originally incorporated pursuant to the Delaware General Corporation Law on May 29, 2020 under the name “NavSight Holdings, Inc.”

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is Spire Global, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, County of New Castle, Wilmington, DE 19808. The name of its registered agent at such address is Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

Effective immediately upon the effectiveness of the filing of this Amended and Restated Certificate (the “Effective Time”), each one share of the Corporation’s Class B Common Stock, par value $0.0001 per share (the “Old B Stock”), that was issued and outstanding or held in treasury immediately prior to the Effective Time shall automatically be reclassified, exchanged and changed into one validly issued, fully paid and non-assessable share of Class A Common Stock of the Corporation, par value $0.0001 per share (the “Class A Common Stock” and such reclassification, exchange and change, the “Reclassification”). Each certificate that immediately prior to the Effective Time represented shares of Old B Stock (collectively, the “Old Certificates”) shall, until surrendered to the Corporation in exchange for a certificate representing such new number of shares of Class A Common Stock, automatically represent that number of shares of Class A Common Stock, as applicable, into which the shares of Old B Stock represented by the Old Certificate shall have been reclassified, exchanged and changed. All share and per share amounts and other share-based rights, powers and preferences set forth in this Amended and Restated Certificate reflect the Reclassification, and no further adjustment to such numbers shall be necessary in connection with the Reclassification. After giving effect to the Reclassification described above, the total number of shares of stock that the Corporation shall have authority to issue is set forth below:

The Corporation is authorized to issue three classes of stock to be designated, respectively, Class A Common Stock, Class B Common Stock, and Preferred Stock. The total number of shares of Class A Common Stock authorized to be issued is 1,000,000,000 shares, par value $0.0001 per share. The total number of shares of Class B Common Stock authorized to be issued is 15,000,000 shares, par value $0.0001 per share. The Class A Common Stock and Class B Common Stock are referred to together as “Common Stock”. The total number of shares of Preferred Stock authorized to be issued is 100,000,000 shares, par value $0.0001 per share.

ARTICLE V

The rights, powers, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1. Definitions. For purposes of this Amended and Restated Certificate, the following definitions apply;

1.1 “Acquisition” means (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Corporation immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its Parent) immediately after such consolidation, merger or reorganization (provided that, for the purpose of this Section V.1.1, all stock, options, warrants, purchase rights or other securities exercisable for or convertible into Common Stock outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (B) any transaction or series of related transactions to which the Corporation is a party in which shares of the Corporation are transferred such that in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that an Acquisition shall not include (x) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof or (y) the Merger, as defined in that certain Business Combination Agreement dated as of February 28, 2021 by and among NavSight Holdings, Inc., NavSight Merger Sub Inc., Spire Global, Inc. and the Founders, as it may be amended and restated from time to time.

1.2 “Amended and Restated Certificate” means this Restated Certificate of Incorporation of the Corporation, as may be further amended and restated from time to time.

1.3 “Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.

1.4 “Board” means the Board of Directors of the Corporation.

1.5 “Business Combination” and any reference in this Amended and Restated Certificate to the “initial Business Combination” shall mean the earlier of (i) a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, or (ii) the Merger, as defined in that certain Business Combination Agreement dated as of February 28, 2021 by and among NavSight

Holdings, Inc., NavSight Merger Sub Inc., Spire Global, Inc. and the Founders, as it may be amended and restated from time to time.

1.6 “Cause for Termination” means, with respect to any Founder, (i) fraud or embezzlement by such Founder in connection with his or her employment with the Corporation, (ii) a willful act of material dishonesty by such Founder in connection with his or her employment with the Corporation that results in or would reasonably be expected to result in material loss to the Corporation, or (iii) such Founder’s conviction of, or plea of guilty to, a felony that results in or would reasonably be expected to result in material loss to the Corporation.

1.7 “Controlled Company Exemption” means, if and to the extent otherwise applicable to the Corporation, the exemptions from the Listing Standards available to any company that constitutes a “controlled company” within the meaning of the Listing Standards.

1.8 “Disability” or “Disabled” means, with respect to any Founder, the permanent and total disability of such Founder such that he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death within 12 months or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner jointly selected by a majority of the Independent Directors and such Founder. If such Founder is incapable of selecting a licensed physician, then his or her spouse shall make the selection on his or her behalf, or in the absence or incapacity of such Founder’s spouse, his or her adult children by majority vote shall make the selection on his or her behalf, or in the absence of adult children of such Founder or their inability to act by majority vote, a natural person then acting as the successor trustee of a revocable living trust which was created by such Founder and which holds in the aggregate more shares of all classes of capital stock of the Corporation than any other revocable living trust created by such Founder shall make the selection on his or her behalf, or in absence of any such successor trustee, the legal guardian or conservator of the estate of such Founder shall make the selection on his or her behalf.

1.9 “Effective Date” means the date that this Amended and Restated Certificate is accepted for filing by the Secretary of State of the State of Delaware.

1.10 “Family Member” means, with respect to any Founder, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Founder (including adopted persons of such Founder).

1.11 “Final Retirement Date” means (a) the date specified by the holders of two-thirds of the then outstanding shares of Class B Common Stock, voting as a separate class, or in the affirmative written election executed by the holders of two-thirds of the then outstanding shares of Class B Common Stock, or (b) the date fixed by the Board that is no less than 61 days and no more than 180 days following any date after the Effective Date that the number of outstanding shares of Class B Common Stock held by the Founders represents less than 10% of the aggregate number of shares of Class B Common Stock held collectively by the Founders as of 11:59 p.m. Eastern Time on the Effective Date.

1.12 “Founder” means each of Peter Platzer, Theresa Condor, Jeroen Cappaert, and Joel Spark.

1.13 “Founder Consideration Stock” means the shares of Class A Common Stock received by the Founders on the Effective Date pursuant to that certain Business Combination Agreement by and among NavSight Holdings, Inc., NavSight Merger Sub Inc., Spire Global, Inc. and the Founders dated February 28, 2021, as it may be amended and restated from time to time.

1.14 “Independent Directors” means the members of the Board designated as independent directors in accordance with the Listing Standards.

1.15 “Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Acquisition or Asset Transfer.

1.16 “Listing Standards” means (i) the requirements of any national stock exchange under which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (ii) if the Corporation’s equity securities are not listed for trading on a national stock exchange, the requirements of the New York Stock Exchange generally applicable to companies with equity securities listed thereon.

1.17 “Offering” means the Corporation’s initial public offering of securities.

1.18 “Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

1.19 “Permitted Entity” means, with respect to any Founder, (a) any trust for the exclusive benefit of such Founder, one or more Family Members of such Founder or any other Permitted Entity of such Founder, (b) any general partnership, limited liability company, corporation or other entity exclusively owned by such Founder, one or more Family Members of such Founder or any other Permitted Entity of such Founder, (c) any charitable organization, foundation or similar entity established by a Founder, one or more Family Members of such Founder or any other Permitted Entity of such Founder, and (d) any Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Founder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code.

1.20 “Permitted Transfer” means (a) any Transfer of a share of Founder Consideration Stock from a Founder, from a Founder’s Permitted Entities, from a Founder’s Family Member, from the estate of a Founder or a Family Member of a Founder, or from a Founder’s Permitted Transferees, to any Founder, to any Family Member of a Founder, to the estate of any Founder or Family Member of a Founder, or to any Permitted Entity of any Founder; provided such Transfer shall qualify as a Permitted Transfer only if such Founder shall have exclusive Voting Control with respect to such share of Founder Consideration Stock following such transfer and (b) any Transfer of a share of Founder Consideration Stock from a holder to such holder’s affiliate with the prior written approval of the Board; provided that such Transfer shall qualify as a Permitted Transfer only if such Founder shall have exclusive Voting Control with respect to such share of Founder Consideration Stock following such transfer.

1.21 “Permitted Transferee” means a transferee of shares of Founder Consideration Stock, or rights or interests therein, received in a Transfer that constitutes a Permitted Transfer.

1.22 “Securities Exchange” means the New York Stock Exchange, the Nasdaq Stock Market or any successor markets or exchanges.

1.23 “Transfer” of a share of Founder Consideration Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise) after 11:59 p.m. Eastern Time on the Effective Date, or the transfer of, or entering into a binding agreement with respect to the transfer of, Voting Control (as defined below) over such share by proxy or otherwise. Notwithstanding the foregoing, the following will not be considered a “Transfer”:

(a) any grant by a Founder of a proxy to officers or directors of the Corporation in connection with (i) actions to be taken at an annual or special meeting of stockholders, or (ii) any other action of the stockholders permitted by this Amended and Restated Certificate;

(b) any pledge of shares of Founder Consideration Stock by a Founder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee will constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time;

(c) any entry into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Founder Consideration Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;

(d) any entry by a Founder into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Liquidation Event or consummating the actions or transactions contemplated therein (including, without limitation, tendering shares of Founder Consideration Stock or voting such shares in connection with a Liquidation Event, the consummation of a Liquidation Event or the sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Founder Consideration Stock or any legal or beneficial interest in shares of Founder Consideration Stock in connection with a Liquidation Event) if such action has been approved by a majority of the Whole Board, including a majority of the Independent Directors then in office; and

(e) the fact that, as of the Effective Date or at any time after the Effective Date, the spouse of any Founder possesses or obtains an interest in any of such holder’s shares of Founder Consideration Stock arising solely by reason of the application of the community property laws of any jurisdiction (excluding in connection with a divorce proceeding, domestic relations order or similar legal requirement, all of which shall constitute “Transfers” unless such action qualifies as a “Permitted Transfer” at such time), so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such share.

1.24 “Voting Control” means, with respect to a share of capital stock or other security, the power to vote or direct the voting of such security, including by proxy, voting agreement or otherwise.

1.25 “Whole Board” means the total number of authorized directors, whether or not there exist any vacancies or unfilled seats in previously authorized directorships.

2. Dividends; Stock Splits or Combinations.

2.1 Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Class A Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board. Any dividends paid to the holders of shares of Class A Common Stock shall be paid on a pro rata basis. Dividends of cash, property or securities of the Corporation may not be declared or paid on the Class B Common Stock.

2.2 The Corporation shall not declare or pay any dividend or make any other distribution to the holders of Class A Common Stock payable in securities of the Corporation, or effect a stock split, reverse stock split, combination of stock, reclassification or recapitalization that would have the effect of changing the relative per share voting rights of the Class A Common Stock and Class B Common Stock.

3. Voting Rights.

3.1 Common Stock.

(a) Class A Common Stock. Each holder of shares of Class A Common Stock will be entitled to one (1) vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

(b) Class B Common Stock. Each holder of shares of Class B Common Stock will be entitled to nine (9) votes for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

3.2 General. Except as otherwise expressly provided herein or as required by law, the holders of Class A Common Stock and Class B Common Stock will vote together and not as separate series or classes. Except as otherwise required by law or provided in this Amended and Restated Certificate, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any Preferred Stock Designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation filed with respect to any series of Preferred Stock.

3.3 Authorized Shares. The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares of Class A Common Stock then outstanding (taking into account the number of shares of Class A Common Stock issuable upon the exercise, conversion or exchange, as applicable, of outstanding options, warrants and other convertible securities of the Corporation)) by the affirmative vote of the holders of a majority of the voting power of all of the shares of the Corporation’s outstanding stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law; provided that, for the avoidance of doubt, the number of authorized shares of Class B Common Stock shall not be increased or decreased without the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class.

3.4 Election of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, (i) prior to the Final Retirement Date, the holders of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Corporation, (ii) from and after the Final Retirement Date, the holders of the Class A Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Corporation.

4. Liquidation Rights. In the event of a Liquidation Event in connection with which the Board has determined to effect a distribution of assets of the Corporation to any holder or holders of Common Stock, then, subject to the rights of any holders of any series of Preferred Stock that may then be outstanding, the assets of the Corporation legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that for the avoidance of doubt, consideration to be paid or received by a holder of Common Stock in connection with any Liquidation Event pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be a “distribution to stockholders” for the purpose of this Section V.4; provided, further, however, that the aggregate amount of proceeds that may be distributed pursuant to this Section V.4 with respect to each share of Class B Common Stock shall not exceed $0.0001 per share.

5. No Conversion Rights; No Transfers of Class B Common Stock; Transfer and Retirement of the Class B Common Stock.

5.1 The Class A Common Stock and Class B Common Stock shall not have any conversion rights.

5.2 Except as otherwise expressly provided by the provisions of this Section V.5, neither shares of Class B Common Stock nor any legal or beneficial interest in such shares, may be sold, assigned, transferred, conveyed, hypothecated or otherwise transferred or disposed of, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), nor shall any Voting Control over such shares be transferred by proxy or otherwise. Notwithstanding the previous sentence, a Founder may (a) grant a proxy over shares of Class B Common Stock to officers or directors of the Corporation in connection with (i) actions to be taken at an annual or special meeting of stockholders, or (ii) any other action of the stockholders permitted by this Amended and Restated Certificate, and (b) enter into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Liquidation Event or consummating the actions or transactions contemplated therein (including, without limitation, tendering shares of Class B Common Stock or voting such shares in connection with a Liquidation Event, the consummation of a Liquidation Event or the sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock or any legal or beneficial interest in shares of Class B Common Stock in connection with a Liquidation Event) if such action has been approved by a majority of the Whole Board, including a majority of the Independent Directors then in office.

5.3 Each share of outstanding Class B Common Stock shall automatically and without further action on the part of the Corporation or the holders of shares of Class B Common Stock be transferred to the Corporation for no consideration on the Final Retirement Date.

5.4 With respect to any Founder, each share of Class B Common Stock held by such Founder shall automatically and without further action on the part of the Corporation or the holders of shares of Class B Common Stock be transferred to the Corporation for no consideration upon the occurrence of any of the following events:

(a) on the affirmative written election of such holder to transfer such share of Class B Common Stock to the Corporation or, if later, at the time or the happening of a future event specified in such written election (which election may be revoked by such holder prior to the date on which the automatic transfer to the Corporation would otherwise occur unless otherwise specified by such holder);

(b) the date fixed by the Board that is no less than 61 days and no more than 180 days following the first time after 11:59 p.m. Eastern Time on the Effective Date that both (i) such Founder is no longer providing services to the Corporation as an officer, employee, or consultant, and (ii) such Founder is no longer a director of the Corporation;

(c) the date fixed by the Board that is no less than 61 days and no more than 180 days following the date that such Founder’s employment with the Corporation is terminated for Cause for Termination; or

(d) upon the death or Disability of such Founder.

5.5 In the event of a Transfer of any shares of Founder Consideration Stock to any person or entity that is not a Permitted Transferee, an equivalent number of shares of Class B Common Stock held by the Founder who was originally issued such shares of Founder Consideration Stock shall be automatically and without further action on the part of the Corporation or such Founder be transferred to the Corporation for no consideration.

6. Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the transfers of Class B Common Stock and Transfers of Founder Consideration Stock, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock and Founder Consideration Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and Founder Consideration Stock and to confirm that transfers of Class B Common Stock and Founder Consideration Stock have not occurred. A determination by the Corporation as to whether or not a Transfer of Founder Consideration Stock has occurred and results in an automatic transfer of Class B Common Stock pursuant to Section V.5.5 shall be conclusive and binding. In connection with any transfer of shares of Class B Common Stock to the Corporation pursuant to Section V.5, the Corporation shall promptly take all necessary action to cause such shares of Class B Common Stock to be retired, and such shares thereafter may not be reissued by the Corporation.

7. Immediate Effect. In the event of and upon a transfer of Class B Common Stock to the Corporation pursuant to Section V.5, such transfer shall be deemed to have been made at the time that the Transfer of shares of Founder Consideration Stock, death, or Disability, as applicable, occurred, or immediately upon the Final Retirement Date, subject in all cases to any transition periods specifically provided for in this Amended and Restated Certificate. Upon any such transfer of Class B Common Stock to the Corporation pursuant to Section V.5, all rights of the holder of shares of Class B Common Stock shall immediately cease with respect to such shares.

8. Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

9. Class B Protective Provisions. After 11:59 p.m. Eastern Time on the Effective Date, and prior to the Final Retirement Date, the Corporation shall not, without the prior affirmative vote (either at a meeting or by written election) of the holders of two-thirds of the outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Amended and Restated Certificate:

9.1 directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of this Amended and Restated Certificate inconsistent with, or otherwise alter, any provision of this Amended and Restated Certificate relating to the voting or other rights, powers, preferences, privileges or restrictions of the Class B Common Stock;

9.2 reclassify any outstanding shares of Class A Common Stock into shares having the right to have more than one (1) vote for each share thereof; or

9.3 issue any shares of Class B Common Stock.

ARTICLE VI

1. Rights of Preferred Stock. The Board is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

2. Vote to Increase or Decrease Authorized Shares. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE VII

1. Board Size. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors that constitutes the Whole Board shall be fixed solely by resolution of the Board acting pursuant to a resolution adopted by a majority of the Whole Board. At each annual meeting of stockholders, directors of the Corporation whose terms are expiring at such meeting shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier death, resignation or removal; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the Delaware General Corporation Law.

2. Board Structure. From and after the Effective Time, the directors, other than any who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board may assign members of the Board already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the Effective Time, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Time, and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Time. At each annual meeting of stockholders, commencing with the first regularly scheduled annual meeting of stockholders following the Effective Time, each of the successors elected to replace the directors of a class whose term shall have expired at such annual meeting shall be elected to hold office for a three year term and until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Notwithstanding the foregoing provisions of this Article VII, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is thereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

3. Removal; Vacancies. Any director may be removed from office by the stockholders of the Corporation as provided in Section 141(k) of the Delaware General Corporation Law. Subject to the rights of the holders of any series of Preferred Stock to elect directors and fill vacancies under specified circumstances, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, and not by stockholders. A person elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

ARTICLE VIII

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

1. Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred by statute or by this Amended and Restated Certificate or the Bylaws of the Corporation (the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2. Written Ballot. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws.

3. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board is expressly authorized to adopt, amend or repeal the Bylaws. The Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation; provided that the affirmative vote of the holders of at least a majority of the total voting power of outstanding voting securities of the Corporation, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal, or adopt any provision of the Bylaws.

4. Special Meetings. Special meetings of the stockholders may be called only by (i) the Board pursuant to a resolution adopted by a majority of the Whole Board; (ii) the chairperson of the Board; (iii) the chief executive officer of the Corporation; or (iv) the president of the Corporation, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied.

5. No Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

6. No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

7. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

8. No Reliance on the Controlled Company Exemption. At any time during which shares of capital stock of the Corporation are listed for trading on a Securities Exchange, the Corporation shall not rely upon the Controlled Company Exemption.

ARTICLE IX

To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither any amendment, repeal nor elimination of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal, elimination or adoption of such an inconsistent provision.

ARTICLE X

If any provision of this Amended and Restated Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amended and Restated Certificate, and the court will replace such illegal, void or unenforceable provision of this Amended and Restated Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Amended and Restated Certificate shall be enforceable in accordance with its terms.

Except as provided in Article IX above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Any amendment to this Amended and Restated Certificate that requires stockholder approval pursuant to the Delaware General Corporation Law shall require the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XI

The following provisions relate to the Corporation’s Business Combination requirements.

1. Business Combination Requirements.

1.1 The provisions of this Article XI shall apply during the period commencing upon the effectiveness of this Amended and Restated Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article XI shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of the Common Stock.

1.2 Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission (the “SEC”) on July 24, 2020, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay the Corporation’s taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of shares in connection with a vote seeking to amend any provisions of this Amended and Restated Certificate as described in Section XI.7, or (iii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 24 months from the closing of the Offering, subject to applicable law. Holders of shares of the Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Six4 Holdings, LLC (the “Sponsor”) or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

2. Redemption Rights.

2.1 Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed, out of funds legally available therefor, upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections XI.2.2 and XI.2.3 (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section XI.2.2 hereof (the “Redemption Price”); provided, however, that the Corporation shall not redeem or repurchase Offering Shares to the extent that such redemption would result in the Corporation’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule)) in excess of $5 million or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial Business Combination (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

2.2 If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A under the Exchange Act (or any successor rules or regulations) and filing proxy materials with the SEC, the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section XI.2.1 hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E under the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A under the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section XI.2.1 hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section XI.2.2. In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay taxes, by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights shall be equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay taxes, by (b) the total number of then outstanding Offering Shares.

2.3 If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Offering Shares.

2.4 In the event that the Corporation has not consummated an initial Business Combination within 24 months from the closing of the Offering, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining 1.1 stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

2.5 If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination (or, if required by the applicable stock exchange rules then in effect, such as the New York Stock Exchange, the affirmative vote of the holders of a majority of the shares held by Public Stockholders that are voted at a stockholder meeting held to consider such initial Business Combination) and (ii) the Redemption Limitation is not exceeded.

2.6 If the Corporation conducts a tender offer pursuant to Section XI.2.2, the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

3. Distributions from the Trust Account.

3.1 A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Sections XI.2.1, XI.2.2 and XI.2.4 or Section XI.6 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

3.2 Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

3.3 The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

4. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on any initial Business Combination.

5. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent accounting firm or an independent investment banking firm that is a member of the Financial Industry Regulatory Authority that such Business Combination is fair to the Corporation from a financial point of view.

6. The Corporation shall not enter into an initial Business Combination with another blank check company or a similar company with nominal operations.

7. If, in accordance with Section XI.1.1, any amendment is made to this Amended and Restated Certificate of Incorporation (a) to modify the substance or timing of the Corporation’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 24 months from the date of the closing of the Offering or (b) with respect to any other provisions of this Amended and Restated Certificate of Incorporation relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay taxes, divided by the number of then outstanding Offering Shares. The Corporation’s ability to provide such opportunity is subject to the Redemption Limitation.

8. Minimum Value of Target. The Corporation’s initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time the Corporation signs a definitive agreement in connection with the initial Business Combination.

9. Notwithstanding any other provision in this Amended and Restated Certificate, prior to the closing of the initial Business Combination, the holders of Class B Common Stock shall have the exclusive right to elect and remove any director, and the holders of Class A Common Stock shall have no right to vote on the election or removal of any director. This Section XI.9 may only be amended by a resolution passed by a majority of holders of at least ninety percent (90%) of the outstanding shares of Class B Common Stock entitled to vote thereon.

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THIRD: That said Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been duly executed by a duly authorized officer of this corporation on this 16th day of August, 2021.

/s/ Peter Platzer
Peter Platzer, President

SIGNATURE PAGE TO RESTATED CERTIFICATE OF

INCORPORATION OF SPIRE GLOBAL, INC.